Royal Mines Signs MOU for a JV with Golden Anvil

Concentration Plant Ready to Produce

HENDERSON, NV – (Marketwire – 10/27/10) - Royal Mines and Minerals Corp. (OTC.BB:RYMM – News) (Royal Mines), an exploration stage company focused on the development of mining projects in North America, is pleased to report that the company has executed a Memorandum of Understanding (MOU) for a joint venture in the exploration, development and production of mineral claims owned by Golden Anvil, SA de CV (Golden Anvil) in the State of Nayarit, Mexico.

Royal Mines and Golden Anvil have formed a Nevada corporation, Golden Anvil, Inc. (GAI), in which each company has a fifty percent (50%) ownership. GAI will act as the operating corporation for the joint venture between Royal Mines and Golden Anvil. Upon Royal Mines contributing a total $3,000,000, within the timeline outlined in the MOU, Golden Anvil will transfer 32,521 acres of mineral claims (as defined in the MOU) and all the assets of Golden Anvil’s ore concentration plant into GAI.

To date, Royal Mines has advanced Golden Anvil $600,000, of the $3,000,000, to pay costs to secure land needed for the concentration plant and to fund the relocation and upgrading of the plant. We expect the plant to begin operations within 30 days, at an initial projected production rate of 100 tons of head ore per day, from which we project to produce up to 35 tons of concentrate the first month of operation. Within the second month of operation, we project to increase the production rate to 200 tons of head ore per day, producing up to 75 tons of concentrate per month.

In accordance with the MOU, Royal Mines plans to raise and contribute an additional $300,000, within 45 days, to pay for specific mining claim debts and to provide 45 to 60 days working capital, after which we expect the operation to produce a positive cash flow. Based on the limited tonnage of Golden Anvil concentrate Royal Mines has processed in the past, we anticipate each ton of concentrate to contain approximately 5 oz of gold and 200 oz of silver. Prior to relocating the concentration plant, Royal Mines had processed and poured approximately 25 oz of gold and 400 oz of silver from the Golden Anvil concentrate.

Mike Boyko, Director of Operations for Royal Mines, is presently in Mexico with the Golden Anvil team performing preliminary operational tests at the plant. We plan to have a concentration specialist on-site at the plant the first two weeks of operation to ensure the plant is operating at its optimized concentrating capability. For additional information, please read the MOU which has been filed with SEC.

Royal Mines is continuing to develop and improve its environmentally friendly lixiviation processes both in the laboratory and in our facility in Phoenix, and we are testing ores and evaluating projects from the United States, Canada, Mexico, Ecuador, Bolivia, Peru, Chile, Guyana and the Philippines.

About Royal Mines and Minerals Corp.:

Royal Mines and Minerals Corp. is a minerals exploration company. Our primary objectives are to 1) commercially extract and refine precious and base metals from our own and others mining assets, 2) joint venture, acquire and develop mining projects in North America, and 3) generate ongoing revenues from the licensing of our proprietary, environmentally-friendly lixiviation process. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines’ website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. In particular, there are no assurances that the proposed joint venture will be formalized on the terms contemplated or at all or that Royal Mines will be successful in raising the balance of funding required to meet the joint venture financing to be provided by it. In addition, the date the concentration plant begins operations is subject to many uncertainties and there is no assurance that positive cash flow will be achieved when contemplated or at all. There is also no assurance that future concentrates produced from the Golden Anvil Mine will yield the same recovery as concentrates previously processed by Royal Mines.

Cautionary Note to Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our SEC filings, File No. 000-52391. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:

For more information contact:

Royal Mines and Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973
jmitchell@royalmmc.com